PROMISSORY NOTE
                                 ---------------
                            [$100,000 Line of Credit]



                                      From




                          THE MAJESTIC COMPANIES, LTD.,
                             A DELAWARE CORPORATION

                                       AND

                     MAJESTIC TRANSPORTATION PRODUCTS, LTD.,
                             A DELAWARE CORPORATION



                                 to the Order of

                                 Margaret Hubard
                                 ---------------
                                  an individual




                                                            August 27, 1999

Baltimore, Maryland                                                $100,000.00
August   , 1999


                                 PROMISSORY NOTE
                                 ---------------

      FOR VALUE RECEIVED, the undersigned THE MAJESTIC COMPANIES, LTD., a Delaware corporation and MAJESTIC TRANSPORTATION PRODUCTS, LTD., a Delaware corporation (the "Borrower") jointly and severally promise to pay to the order of Margaret C. Hubard and its successors and assigns (the "Lender") at the Lender's offices at c/o 2747 N. Nelson Street, Arlington, VA, 22207-5033 or at such other place as the Lender may from time to time designate, the principal sum of One Hundred Thousand Dollars ($100,000.00) or so thereof as has been advanced by the Lender to the Borrower under a line of credit (the "Line of Credit") extended, pursuant to the provisions of this promissory note (the "Promissory Note") and certain documents and writings executed and delivered to the Lender by the Borrower and other signatory parties (the "Loan Documents") in connection with the obligation evidenced herein (the "Loan"), together with interest thereon at the rate hereafter specified and any and all other sums which may be owing to the Lender by the Borrower under this Promissory Note, on August 26, 2000 (the "Maturity Date"), which is the final and absolute due date of this Promissory Note, subject to acceleration as herein set forth. The following terms shall apply to this Promissory Note:

      Section 1. Interest Rate. For the period from the date hereof until all sums due hereunder, whether principal, interest, penalties, fees or other sums have been paid in full, interest shall accrue on the disbursed and unpaid principal balance of this Promissory Note at a fixed rate equal to ten percent (10%) per annum.

      Section 2. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the number of actual days elapsed.

      Section 3. Term. The term of this Promissory Note shall be for a period (the "Term") extending from the date of this Promissory Note and continuing until the Maturity Date, which Maturity Date is subject to acceleration as set forth herein.

      Section 4. Repayment. This Promissory Note shall be repaid in monthly installments of accrued interest only, payable on the first day of the month preceding the month, beginning on September 1, 1999 and continuing on the first day of each succeeding month until the Maturity Date as above set forth, or such earlier date arising by acceleration, at which time the unpaid principal balance and any and all sums due under this Promissory Note and the other Loan Documents, including accrued interest, late fees and penalties shall be due and payable in full. Notwithstanding the foregoing, revenues of the Borrower which are not to be immediately expended shall be paid by the Borrower to the Lender as, principal payments under the Line of Credit.

         Section 5. Application of Payments. All payments made hereunder shall be applied

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

first to any fees or expenses incurred by Lender hereunder, if any, next to accrued interest, and then to principal or, during any default by the Borrower, in such other order or proportion as the Lender, in its discretion, may determine.

      Section 6. Manner and Method of Payment. All payments called for in this Promissory Note shall be made in lawful money of the United States of America. If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds.

      Section 7. Prepayment. The Borrower may prepay this Promissory Note at any time without additional penalty or interest.

      Section 8. Warrants. As an inducement to the Lender to provide the Loan, as set forth in this Promissory Note and the other Loan Documents, The Majestic Companies, Ltd. ("Majestic") shall issue to the Lender a warrant or warrants (the "Warrant") for one hundred thousand (100,000) shares of the common stock of Majestic upon the execution and delivery of the Loan Documents. The Warrant shall provide for an exercise price equal to the average of the Closing Price for shares of Majestic's common stock for the ten (10) trading days immediately preceding the date of issuance of the Warrant and the Warrant may be exercised on a cash or cashless basis, for a period extending for two (2) years from the date of issuance of the Warrant.

      Section 9. Late Payment Penalty. Should any payment of interest, or of principal and interest, or any other sum due hereunder be received by the Lender more than five (5) days following receipt of written notice therefor, the Borrower shall pay a late payment penalty equal to five percent (5%) of the amount of the payment then due.

      Section 10. Acceleration Upon Default. Upon the failure to pay any amount when due under this Promissory Note, which failure is not cured or discharged within a period of five (5) days following receipt of written notice therefor, or upon any default under any other Loan Document, which default is not cured within the applicable cure period following written notice thereof, the Lender may, in the Lender's sole and absolute discretion and without notice or demand, declare the entire unpaid balance of principal plus accrued interest and any other sums due hereunder immediately due and payable.

      Section 11. Default Interest Rate. Upon the failure to pay any amount when due under this Promissory Note, which failure is not cured or discharged within a period of five (5) days following receipt of written notice therefor, or upon any default under any other Loan Document, which default is not cured within the applicable cure period following written notice thereof, the Lender may, in addition to any other remedy the Lender may exercise, raise the rate of interest accruing on the disbursed unpaid principal balance by four (4) percentage points above the rate of interest otherwise applicable, until such default is cured.

      Section 12. Confession of Judgment. Upon the failure to pay any amount when due under this Promissory Note, which failure is not cured or discharged within a period of five (5) days following receipt of written notice therefor, or upon any default under any other Loan Document, which default is not cured within the applicable cure period following written notice thereof, the Borrower authorizes the clerk of any court and any attorney admitted to practice before any court of record in the United States, on behalf of the Borrower, to then confess judgment against the Borrower in favor of the Lender in the full amount due on this Promissory Note plus attorneys' fees in an amount equal to fifteen percent (15%) of the outstanding balance hereof, including principal, interest and other costs and expenses other than attorneys fees. The Borrower consents to the jurisdiction of and agrees that venue shall be proper in the United States District Court for the District of Maryland, if jurisdiction exists, and/or in any Circuit Court for any county or the City of Baltimore, Maryland. The Borrower waives all errors, defects and imperfections in the entry of judgment as aforesaid or in any proceeding pursuant thereto and the benefit of any and every statute, ordinance or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and to enter judgment against the Borrower shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different courts or jurisdictions, as often as the Lender shall deem necessary or advisable until all sums due under this Promissory Note have been paid in full.

      Section 13. Expenses of Collection. Should this Promissory Note be referred to an attorney for collection following a default by the Borrower, the Borrower shall pay all of the Lender's costs, fees and expenses (including reasonable attorneys' fees) resulting from such referral, even if judgment has not been confessed or suit filed.

      Section 14. Waivers by the Borrower. The Borrower waives presentment, notice of dishonor and protest, notice of intention to accelerate the maturity hereof and notice of the actual acceleration of the maturity hereof.

      Section 15. Extensions of Maturity. The Borrower hereby agrees that the Maturity Date, or any payment due hereunder, may be extended at any time or from time to time by the Lender without releasing, discharging, or affecting the liability of such party.

      Section 16. Commercial Loan. The Borrower represents and warrants that the debt evidenced hereby is a commercial loan transaction within the meaning of Sections 12-101(c) and 12-103(e), Commercial Law Article, Annotated Code of Maryland.

      Section 17. Notices. Any notice or demand required or permitted in connection with this Promissory Note shall be in writing and made by hand delivery, by wire or facsimile transmission, by overnight courier service for next day delivery or by certified mail, return receipt requested, postage prepaid, addressed to the Lender or the Borrower at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Lender or the Borrower, and shall be considered given as of the date of hand delivery, wire or facsimile transmission, as of the date specified for delivery if by overnight courier service, or as of two (2) days after the date of mailing, as the case may be:

      If to the Lender:

                  Margaret C. Hubard
                  2747 N. Nelson Street
                  Arlington, VA  22207-5033

      If to the Borrower:

                  The Majestic Companies, Ltd.
                  8880 Rio San Diego Drive
                  8th Floor
                  San Diego, California  92108

                  Majestic Transportation Products, Ltd.
                  8880 Rio San Diego Drive
                  8th Floor
                  San Diego, California  92108


      Section 18. Governing Law. This Promissory Note shall be strictly governed by and construed under the laws of the State of Maryland, and the undersigned expressly acknowledges that this Promissory Note was executed and delivered to the Lender within the geographic boundaries of the State of Maryland. Jurisdiction and venue in the enforcement or interpretation of this Promissory Note shall be appropriate in any court of competent jurisdiction in the State of Maryland, or in the United States District Court for the District of Maryland, if jurisdiction exists, and the undersigned expressly consents thereto.

      Section 19. Tense and Gender. As used herein, the term "Borrower" includes the singular and the plural and refers to all genders.

      Section 20. Binding Nature. This Promissory Note shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns and any other person to whom the Lender may grant an interest in the Borrower's obligations to the Lender, and shall be binding and enforceable against the Borrower and the Borrower's successors and assigns.

      Section 21. Joint and Several Obligation. In the event there exists more than one person described by the term "Borrower," the liabilities and obligations of each such person hereunder shall be joint and several liabilities and obligations.

      Section 22. Invalidity of Any Part. If any provision or part of any provision of this Promissory Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provision or part hereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

      IN WITNESS WHEREOF, the Borrower has executed this Promissory Note under seal as of August 27, 1999, with the specific intention that this Promissory Note constitute an instrument under seal.


WITNESS/ATTEST:
                                  BORROWER:
                                  THE MAJESTIC COMPANIES, LTD.,
                                  a Delaware Corporation


/s/ Alex V. Tovar                 By: /s/ Francis A. Zubrowski         (SEAL)
--------------------------            -----------------------------------
                                          Francis A. Zubrowski, President and
                                              Chief Executive Officer


                                  THE MAJESTIC COMPANIES, LTD.,
                                  a Maryland Corporation


/s/ Alex V. Tovar                 By: /s/ Francis A. Zubrowski         (SEAL)
--------------------------            -----------------------------------
                                          Francis A. Zubrowski, President and
                                              Chief Executive Officer